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Deloitte & Touche
Revisione e organizzazione contabile
Palazzo Carducci
Via Olona, 2
20123 Milano, Itali




                   Re: Frama S.r.l.



Deloitte & Touche, certified public accountants, do hereby consent to the use of our opinion dated February 11, 1997, to The Brian H. Corp. to be used and filed in connection with the Post-Effective Amendment Registration Statement and Prospectus on Form SB-2, as filed with the Securities and Exchange Commission. I also consent to the use of my name under the caption "Experts" in the above-mentioned Registration Statement.






 Deloitte & Touche

February 14, 1997



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BOYKOFF AND BELL, P.C.
Certified Public Accountants
2 Skyline Drive
Hawthorne, New York 10532



To The Board of Directors of
The Brian H. Corp.
63 Wall Street, Suite 1801
New York, New York 10005


                   Re: The Brian H. Corp.



Boykoff & Bell, P.C., certified public accountants, do hereby consent to the use of our opinion dated February 6, 1997 to The Brian H. Corp. to be used and filed in connection with the Post-Effective Amendment Registration Statement and Prospectus on Form SB-2, as filed with the Securities and Exchange Commission. We also consent to the use of my name under the caption "Experts" in the above-mentioned Registration Statement only and specifically pertianing to the periods which our firm prepared audited financial statements.



Boykoff and Bell, P.C.

Dated: February 11, 1997